EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Continued Growth and Record Earnings, With Assets Exceeding $5.2 Billion

BETHESDA, Md., Jan. 21, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $14.7 million ($16.9 million on an operating basis) for the three months ended December 31, 2014, a 23% increase on a net income basis (41% on an operating basis) over the $12.0 million net income for the three months ended December 31, 2013. Net income available to common shareholders for the three months ended December 31, 2014 increased 23% (41% increase on an operating basis) to $14.5 million ($16.7 million on an operating basis) as compared to $11.9 million for the same period in 2013.

Net income per basic and diluted common share for the three months ended December 31, 2014 was $0.51 and $0.49, respectively ($0.59 per basic common share and $0.56 per diluted common share on an operating basis), as compared to $0.46 per basic common share and $0.45 per diluted common share for the same period in 2013.

Operating earnings exclude expenses of $3.2 million or $2.2 million net of tax ($0.08 per basic share and $0.07 per diluted share) recorded in the fourth quarter and $4.7 million or $3.5 million net of tax ($0.13 per basic and diluted share) for the year ended December 31, 2014, related to the October 31, 2014 merger with Virginia Heritage Bank. Where appropriate, parenthetical references refer to operating earnings, which the Company believes are better comparisons to prior period results of operations. Reconciliations of GAAP earnings to operating earnings are contained in the footnotes to the financial highlights table.

For the year ended December 31, 2014, the Company's net income was $54.3 million ($57.7 million on an operating basis), a 15% increase (23% on an operating basis) over the $47.0 million for the year ended December 31, 2013. Net income available to common shareholders was $53.6 million ($57.1 million on an operating basis) as compared to $46.4 million for 2013, a 16% increase (23% on an operating basis).

Net income per basic and diluted common share for the year ended December 31, 2014 was $2.01 and $1.95, respectively ($2.14 per basic common share and $2.08 per diluted common share on an operating basis), as compared to $1.81 per basic common share and $1.76 per diluted common share for 2013, an 11% increase per basic and diluted share (18% on an operating basis per basic and diluted share)

"We are pleased to report our twenty-fourth consecutive quarter of record earnings, which includes the first reporting period since the Company's completion of the merger with Virginia Heritage Bank on October 31, 2014," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "The Company's net income has increased each quarter since the fourth quarter of 2008. For the fourth quarter of 2014, the Company's performance was again highlighted by significant growth in total loans and total deposits, both from organic growth and from the merger; by 33% growth in total revenue as compared to the same quarter in 2013; by a continuation of a favorable net interest margin, which was 4.42% for the fourth quarter of 2014; and by continued solid asset quality measures. As expected, the merger has resulted in improved operating leverage for the Company as evidenced by a fourth quarter efficiency ratio on an operating basis of 45.71%. The strong fourth quarter earnings resulted in an annualized return on average assets ("ROAA") of 1.21% (1.38% on an operating basis) and an annualized return on average equity ("ROAE") of 11.68% (13.15% on an operating basis).

The completion of the merger with Virginia Heritage Bank contributed to growth in the Company's balance sheet in the fourth quarter of approximately $800 million in loans, $3 million in loans held for sale, $645 million in deposits, and $95 million in borrowings. Additionally, the Company issued 4,010,261 shares of its common stock to complete the merger, and succeeded to $15.3 million of preferred stock which has a dividend rate of 1.00%. Intangibles of approximately $107 million were recorded in the merger transaction.

For the fourth quarter of 2014, total loans grew 26% over September 30, 2014, and were 46% higher at December 31, 2014 as compared to December 31, 2013. For the fourth quarter of 2014, total deposits increased 22% over September 30, 2014, and were 34% higher at December 31, 2014 than December 31, 2013. The net interest margin was 4.42% for the fourth quarter, 2 basis points higher than the fourth quarter of 2013. Mr. Paul added, "The continuing emphasis on disciplined pricing for both new loans and funding sources together with a favorable loan to deposit ratio has resulted in the Company's superior net interest margin position."

Total revenue (net interest income plus noninterest income) for the fourth quarter of 2014 was $57.1 million, or 33% above the $43.0 million of total revenue earned for the fourth quarter of 2013. For the year ended December 31, 2014, total revenue was $196.8 million, 16% higher than $169.5 million recorded for the year ended December 31, 2013.

The primary driver of the Company's revenue growth for the fourth quarter of 2014 was its net interest income growth of 34%, as compared to the fourth quarter in 2013 ($51.8 million versus $38.7 million). Noninterest income growth in the fourth quarter 2014 contributed to the total revenue growth in the quarter due substantially to increased gains on the sale of residential mortgage loans.

For the fourth quarter of 2014, revenue from residential mortgage banking net interest income and fees represented 3.6% of total revenue versus 2.4% of total revenue for the fourth quarter of 2013. For the year of 2014, revenue from residential mortgage banking net interest income and fees represented 2.9% of total revenue versus 7.2% of total revenue for the year of 2013. Mr. Paul emphasized, "that the Company's primary focus is on generating spread or net interest income, while also looking to residential mortgage banking and SBA as components of the Company's ongoing noninterest income growth opportunities. Purchase money residential mortgage activity has been increasing in the Company's market area and EagleBank is committed to participating in that improved business activity." The mix of purchase money mortgages was 54% for the year of 2014 as compared to 28% for the year of 2013. Activity in SBA lending in the fourth quarter of 2014 resulted in $186 thousand of gains on sales. The Company remains committed to growing the SBA business.

Asset quality measures remained solid at December 31, 2014. Net charge-offs (annualized) were 0.26% of average loans for the fourth quarter of 2014 and were 0.17% of average loans for the year ended December 31, 2014, as compared to net charge-offs (annualized) of 0.18% and 0.23%, respectively for the fourth quarter of 2013 and the year ended December 31, 2013. Taking into account loan growth, the level and details of nonperforming loans and portfolio delinquencies, net charge-off trends and consistent loan loss reserve methodology resulted in the allowance for loan losses at December 31, 2014 standing at $46.1 million or 1.07% of total loans and 205% of total nonperforming loans, as compared to $40.9 million or 1.39% of total loans and 166% of nonperforming loans at December 31, 2013. The ratio of the allowance for credit losses to total loans declined from 1.31% at September 30, 2014 to 1.07% at December 31, 2014 due to accounting for the loans acquired from Virginia Heritage Bank at fair value. As a result, under the applicable accounting, the acquired loans will not have any allowance component attributed against them, except to the extent of future deterioration, if any. The credit mark recorded in connection with the merger was 1.59% of loans acquired or approximately $12.8 million, which represents expected lifetime losses on the acquired loan portfolio.

At December 31, 2014, the Company's nonperforming assets amounted to $35.7 million, representing 0.68% of total assets, compared to $33.9 million of nonperforming assets, or 0.90% of total assets at December 31, 2013 and to $38.0 million of nonperforming assets, or 0.92% of total assets at September 30, 2014. Management continues to remain attentive to early signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.07% of total loans (excluding loans held for sale) at December 31, 2014, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses represented 205% of nonperforming loans at December 31, 2014, as compared to 166% at December 31, 2013 and 153% at September 30, 2014.

Lastly, Mr. Paul noted, "that for the year ended December 31, 2014, the Company's operating cost management remained quite strong." The efficiency ratio of 50.67% (48.28% on an operating basis) reflects management's determined and continuous efforts to control costs. As earlier noted, the merger completed in the fourth quarter resulted in improved operating efficiency. The in-market transaction allowed the Company to achieve significant cost savings beginning in the fourth quarter of 2014. The Company's goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted the favorable full year 2014 level of noninterest expenses to average assets of just 2.41% (2.30% on an operating basis) as compared to 2.46% for the year 2013, highlights the commitment to furthering operating leverage. "We will maintain strict oversight of expenses, while retaining an infrastructure to remain competitive."

At December 31, 2014, total assets were $5.25 billion, compared to $3.77 billion at December 31, 2013, a 39% increase, and $4.17 billion at September 30, 2014, a 26% increase. Total loans (excluding loans held for sale) were $4.31 billion at December 31, 2014 compared to $2.95 billion at December 31, 2013, a 46% increase, and $3.43 billion at September 30, 2014, a 26% increase. Total deposits were $4.31 billion at December 31, 2014, compared to deposits of $3.23 billion at December 31, 2013, a 34% increase and $3.53 billion at September 30, 2014, a 22% increase. Loans held for sale amounted to $44.3 million at December 31, 2014 as compared to $42.0 million at December 31, 2013, a 5% increase, and $41.3 million at September 30, 2014, a 7% increase.

The investment portfolio totaled $382.3 million at December 31, 2014, a 1% increase from the $378.1 million balance at December 31, 2013. As compared to September 30, 2014, the investment portfolio at December 31, 2014 decreased by $125 thousand. Total borrowed funds (excluding customer repurchase agreements) were $219.3 million at December 31, 2014 as compared to $39.3 million at December 31, 2013, a 458% increase, and $109.3 million at September 30, 2014, a 101% increase. Included in the increase in borrowed funds at September 30, 2014 and December 31, 2014 is the issuance of $70 million of ten-year noncallable 5.75% subordinated debt issued in August 2014. The subordinated debt qualifies as Tier 2 capital for regulatory purposes at the Company.

Total shareholders' equity increased to $620.8 million at December 31, 2014, compared to $393.9 million and $442.6 million at December 31, 2013 and September 30, 2014, respectively, primarily due to growth from earnings and the issuance of new common equity to consummate the merger with Virginia Heritage Bank. The ratio of common equity to total assets was 10.46% at December 31, 2014 as compared to 8.94% at December 31, 2013 and 9.26% at September 30, 2014. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.97% at December 31, 2014, as compared to a total risk based capital ratio of 13.01% at December 31, 2013 and 14.48% at September 30, 2014. In addition, the tangible common equity ratio (tangible common equity to tangible assets) was 8.54% at December 31, 2014, compared to 8.86% at December 31, 2013 and 9.19% at September 30, 2014.

Analysis of the three months ended December 31, 2014 compared to December 31, 2013

For the three months ended December 31, 2014, the Company reported an annualized ROAA of 1.21% (1.38% on an operating basis) as compared to 1.33% for the three months ended December 31, 2013. The annualized ROAE for the three months ended December 31, 2014 was 11.68% (13.15% on an operating basis), as compared to 14.07% for the three months ended December 31, 2013.

Net interest income increased 34% for the three months ended December 31, 2014 over the same period in 2013, resulting from both growth in average earning assets of 34% and an expanded net interest margin for the three months ended December 31, 2014. The net interest margin was 4.42% as compared to 4.40% for the three months ended December 31, 2013. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing its loan portfolio yield to 5.29% and 5.37%, for the fourth quarter in 2014 and for the year ended December 31, 2014, respectively, has been a significant factor in its overall profitability.

The provision for credit losses was $3.7 million for the three months ended December 31, 2014 as compared to $2.5 million for the three months ended December 31, 2013. The higher provisioning in the fourth quarter of 2014, as compared to the fourth quarter of 2013, is due primarily to higher net charge-offs. Net charge-offs of $2.6 million in the fourth quarter of 2014 represented an annualized 0.26% of average loans, excluding loans held for sale, as compared to $1.3 million or an annualized 0.18% of average loans, excluding loans held for sale, in the fourth quarter of 2013. Charge-offs in the fourth quarter of 2014 were attributable primarily to land development and construction loans ($1.3 million), owner occupied-commercial real estate loans ($717 thousand) and commercial and industrial loans ($486 thousand).

Noninterest income for the three months ended December 31, 2014 increased to $5.3 million from $4.3 million for the three months ended December 31, 2013, a 23% increase. This increase was primarily due to an increase of $992 thousand in gains on the sale of residential mortgage loans due to higher origination volume and a decrease of $15 thousand in income from sales of SBA loans. There were $12 thousand of investment securities gains recorded for the fourth quarter of 2014, as compared to $4 thousand of investment securities losses for the fourth quarter of 2013.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 51.38% (45.71% on an operating basis) for the fourth quarter of 2014, as compared to 50.03% for the fourth quarter of 2013. As a percentage of average assets, total noninterest expense (annualized) was 2.40% (2.14% on an operating basis) for the fourth quarter of 2014 as compared to 2.39% for the same period in 2013. Noninterest expenses totaled $29.4 million ($26.1 million on an operating basis) for the three months ended December 31, 2014, as compared to $21.5 million for the three months ended December 31, 2013, a 36% increase (21% increase on an operating basis). Cost increases for salaries and benefits were $2.9 million, due primarily to increased staff from the merger, merit increases, employee benefit expense increases and incentive compensation. Premises and equipment expenses were $773 thousand higher, due to costs of additional branches and office space acquired in the merger and to increases in leasing costs. Data processing expense increased $124 thousand primarily due to increases associated with the merger and higher network expenses. Legal, accounting and professional fees increased by $183 thousand. Merger related expenses attributable to the merger with Virginia Heritage Bank were $3.2 million for the quarter.

Analysis of the year ended December 31, 2014 compared to December 31, 2013

For the year ended December 31, 2014, the Company reported an ROAA of 1.31% (1.40% on an operating basis) as compared to 1.37% for the year ended December 31, 2013, while the ROAE was 13.50% (14.38% on an operating basis), as compared to 14.60% for the year ended December 31, 2013.

Net interest income increased 23% for the year ended December 31, 2014 over 2013, resulting from both growth in average earning assets of 19% and an expanded net interest margin. The net interest margin was 4.44% as compared to 4.30% for the year ended December 31, 2013. For  2014, the Company has been able to maintain its loan portfolio yields relatively close to 2013 levels (5.37% versus 5.51%) due to disciplined loan practices, and also has been able to reduce its cost of funds (0.33% versus 0.37%), while maintaining a favorable deposit mix, much of which has occurred from ongoing efforts to increase and deepen client relationships.

The provision for credit losses was $10.9 million for the year ended December 31, 2014 as compared to $9.6 million for the year ended December 31, 2013. The higher provisioning for the year ended December 31, 2014 as compared to the same period in 2013 is due to higher loan growth. For the year ended December 31, 2014, net charge-offs totaled $5.7 million (0.17% of average loans) compared to $6.2 million (0.23% of average loans) for the year ended December 31, 2013. Net charge-offs for the year ended December 31, 2014 were attributable primarily to land development and construction loans ($2.6 million), commercial and industrial loans ($1.7 million), owner occupied-commercial real estate loans ($746 thousand) and home equity and other consumer ($578 thousand).

Noninterest income for the year ended December 31, 2014 decreased to $18.3 million from $24.7 million for the year ended December 31, 2013, a 26% decrease. This decrease was primarily due to decline of $6.9 million in gains on the sale of residential mortgage loans due to lower origination and sales volume, and a decrease of $791 thousand in income from sales of SBA loans. This decrease was partially offset by $299 thousand from service charges on deposits and a $563 thousand from Bank Owned Life Insurance. There were $22 thousand of investment securities gains recorded for the year of 2014, as compared to $19 thousand of investment securities gains for the year of 2013.

Noninterest expenses for the year ended of 2014 were $99.7 million ($95.0 million on an operating basis) compared to $84.6 million, an 18% increase (12% on an operating basis). Cost increases for salaries and employee benefits were $9.8 million, due primarily to additional personnel acquired in the merger, to merit increases, to higher benefit costs and to higher incentive compensation. Premises and equipment expenses were $1.4 million higher, due to costs of additional branches and office space acquired in the merger, and to normal increases in leasing costs. Legal, accounting and professional fees increased by $470 thousand. The decrease in other expenses of $1.8 million was due to lower OREO expenses and a decrease in other losses. For 2014, expenses of $4.7 million were specifically attributable to the merger with Virginia Heritage Bank. As a percentage of average assets, total noninterest expense was 2.41% (2.30% on an operating basis) for the year of 2014 as compared to 2.46% for the same period in 2013. For the year of 2014, the efficiency ratio remained favorable at 50.67% (48.28% on an operating basis) as compared to 49.90% for the same period in 2013.

The financial information which follows provides more detail on the Company's financial performance for the twelve and three months ended December 31, 2014 as compared to the twelve and three months ended December 31, 2013, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-two full service branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its fourth quarter and full year 2014 financial results on Thursday, January 22, 2015 at 10:00 a.m. eastern standard time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 61443513, or by accessing the call on the Company's website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company's website through February 5, 2015.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, expectations as to the Company's ability to successfully integrate Virginia Heritage Bank's business and customers and to achieve anticipated cost savings and business enhancements related to the merger, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Income Statements:
Total interest income	$ 191,573	$ 157,294	$ 56,091	$ 41,652
Total interest expense	13,095	12,504	4,275	2,938
Net interest income	178,478	144,790	51,816	38,714
Provision for credit losses	10,879	9,602	3,700	2,508
Net interest income after provision for credit losses	167,599	135,188	48,116	36,206
Noninterest income (before investment gains)	18,323	24,697	5,298	4,308
Gain(loss) on sale of investment securities	22	19	12	(4)
Total noninterest income	18,345	24,716	5,310	4,304
Total noninterest expense (1)	99,728	84,579	29,352	21,524
Income before income tax expense	86,216	75,325	24,074	18,986
Income tax expense	31,958	28,318	9,347	6,983
Net income (1)	54,258	47,007	14,727	12,003
Preferred stock dividends	614	566	180	141
Net income available to common shareholders (1)	$ 53,644	$ 46,441	$ 14,547	$ 11,862

Per Share Data:
Earnings per weighted average common share, basic (1)	$ 2.01	$ 1.81	$ 0.51	$ 0.46
Earnings per weighted average common share, diluted (1)	$ 1.95	$ 1.76	$ 0.49	$ 0.45
Weighted average common shares outstanding, basic	26,683,759	25,726,062	28,777,778	25,835,054
Weighted average common shares outstanding, diluted	27,550,978	26,358,611	29,632,685	26,495,545
Actual shares outstanding	30,139,396	25,885,863	30,139,396	25,885,863
Book value per common share at period end	$ 18.21	$ 13.03	$ 18.21	$ 13.03
Tangible book value per common share at period end (2)	$ 14.56	$ 12.89	$ 14.56	$ 12.89

Performance Ratios (annualized):
Return on average assets (1)	1.31%	1.37%	1.21%	1.33%
Return on average common equity (1)	13.50%	14.60%	11.68%	14.07%
Net interest margin	4.44%	4.30%	4.42%	4.40%
Efficiency ratio (1) (3)	50.67%	49.90%	51.38%	50.03%

Other Ratios:
Allowance for credit losses to total loans	1.07%	1.39%	1.07%	1.39%
Allowance for credit losses to total nonperforming loans	205.30%	165.66%	205.30%	165.66%
Nonperforming loans to total loans	0.52%	0.84%	0.52%	0.84%
Nonperforming assets to total assets	0.68%	0.90%	0.68%	0.90%
Net charge-offs (annualized) to average loans	0.17%	0.23%	0.26%	0.18%
Common equity to total assets	10.46%	8.94%	10.46%	8.94%
Tier 1 leverage ratio	10.69%	10.93%	10.69%	10.93%
Tier 1 risk based capital ratio	10.39%	11.53%	10.39%	11.53%
Total risk based capital ratio	12.97%	13.01%	12.97%	13.01%
Tangible common equity to tangible assets (2)	8.54%	8.86%	8.54%	8.86%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 916,226	$ 694,350	$ 916,226	$ 694,350
Commercial real estate - owner occupied	$ 461,581	$ 317,491	$ 461,581	$ 317,491
Commercial real estate - income producing	$ 1,703,172	$ 1,119,799	$ 1,703,172	$ 1,119,799
1-4 Family mortgage	$ 148,018	$ 90,418	$ 148,018	$ 90,418
Construction - commercial and residential	$ 793,432	$ 574,167	$ 793,432	$ 574,167
Construction - C&I (owner occupied)	$ 58,032	$ 34,660	$ 58,032	$ 34,660
Home equity	$ 122,536	$ 110,242	$ 122,536	$ 110,242
Other consumer	$ 109,402	$ 4,031	$ 109,402	$ 4,031

Average Balances (in thousands):
Total assets	$ 4,130,495	$ 3,439,103	$ 4,844,409	$ 3,576,715
Total earning assets	$ 4,013,125	$ 3,370,466	$ 4,654,423	$ 3,485,546
Total loans held for sale	$ 33,541	$ 90,161	$ 39,387	$ 27,767
Total loans	$ 3,361,696	$ 2,644,892	$ 3,993,020	$ 2,867,955
Total deposits	$ 3,513,088	$ 2,913,795	$ 4,025,900	$ 3,038,949
Total borrowings	$ 147,859	$ 133,896	$ 237,401	$ 126,409
Total shareholders' equity	$ 456,623	$ 374,703	$ 561,467	$ 391,036

(1)   The reported figure includes the effect of $4.7 million and $3.2 million of merger related expenses ($3.5 million and $2.2 million net of tax) for the twelve and three months ended December 31, 2014. As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the twelve and three months periods ended December 31, 2014. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Twelve Months Ended	Three Months Ended
	December 31, 2014	December 31, 2014
Net income	$ 54,258	$ 14,727
Adjustments to net income
Merger-related expenses, net of tax	3,472	2,173
Operating net income	$ 57,730	$ 16,900

Net income available to common shareholders	$ 53,644	$ 14,547
Adjustments to net income available to common shareholders
Merger-related expenses, net of tax	3,472	2,173
Operating earnings	$ 57,116	$ 16,720

Earnings per weighted average common share, basic	$ 2.01	$ 0.51
Adjustments to earnings per weighted average common share, basic
Merger-related expenses, net of tax	0.13	0.08
Operating earnings per weighted average common share, basic	$ 2.14	$ 0.59

Earnings per weighted average common share, diluted	$ 1.95	$ 0.49
Adjustments to earnings per weighted average common share, diluted
Merger-related expenses, net of tax	0.13	0.07
Operating earnings per weighted average common share, diluted	$ 2.08	$ 0.56

Summary Operating Results:
Noninterest expense	$ 99,728	$ 29,352
Merger-related expenses	4,699	3,239
Adjusted noninterest expense	$ 95,029	$ 26,113

Adjusted efficiency ratio	48.28%	45.71%

Adjusted noninterest expense as a % of average assets	2.30%	2.14%

Return on average assets
Net income	$ 54,258	$ 14,727
Adjustments to net income
Merger-related expenses, net of tax	3,472	2,173
Operating net income	$ 57,730	$ 16,900

Adjusted return on average assets	1.40%	1.38%

Return on average common equity
Net income available to common shareholders	$ 53,644	$ 14,547
Adjustments to net income available to common shareholders
Merger-related expenses, net of tax	3,472	2,173
Operating earnings	$ 57,116	$ 16,720

Adjusted return on average common equity	14.38%	13.43%

(2)   Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)

	December 31, 2014	December 31, 2013
Common shareholders' equity	$ 548,859	$ 337,263
Less: Intangible assets	(109,908)	(3,510)
Tangible common equity	$ 438,951	$ 333,753

Book value per common share	$ 18.21	$ 13.03
Less: Intangible book value per common share	(3.65)	(0.14)
Tangible book value per common share	$ 14.56	$ 12.89

Total assets	$ 5,247,880	$ 3,771,503
Less: Intangible assets	(109,908)	(3,510)
Tangible assets	$ 5,137,972	$ 3,767,993
Tangible common equity ratio	8.54%	8.86%

(3)   Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	December 31, 2014	September 30, 2014	December 31, 2013
Cash and due from banks	$ 9,097	$ 7,920	$ 9,577
Federal funds sold	3,516	8,968	5,695
Interest bearing deposits with banks and other short-term investments	243,412	191,468	291,688
Investment securities available for sale, at fair value	382,343	382,468	378,133
Federal Reserve and Federal Home Loan Bank stock	22,560	10,657	11,272
Loans held for sale	44,317	41,254	42,030
Loans	4,312,399	3,432,548	2,945,158
Less allowance for credit losses	(46,075)	(44,954)	(40,921)
Loans, net	4,266,324	3,387,594	2,904,237
Premises and equipment, net	19,099	17,848	16,737
Deferred income taxes	32,511	25,803	28,949
Bank owned life insurance	56,594	40,432	39,738
Intangible assets, net	109,908	3,321	3,510
Other real estate owned	13,224	8,623	9,225
Other assets	44,975	42,825	30,712
Total Assets	$ 5,247,880	$ 4,169,181	$ 3,771,503

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 1,175,799	$ 1,056,559	$ 849,409
Interest bearing transaction	143,628	161,886	118,580
Savings and money market	2,302,600	1,944,593	1,811,088
Time, $100,000 or more	393,132	190,137	203,706
Other time	295,609	180,675	242,631
Total deposits	4,310,768	3,533,850	3,225,414
Customer repurchase agreements	61,120	58,957	80,471
Other short-term borrowings	100,000	--	--
Long-term borrowings	119,300	109,300	39,300
Other liabilities	35,933	24,460	32,455
Total liabilities	4,627,121	3,726,567	3,377,640

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at December 31, 2014, September 30, 2014 and December 31, 2013; Series C, $1,000 per share liquidation preference, shares issued and outstanding 15,300 at December 31, 2014, -0- at September 30, 2014 and December 31, 2013	71,900	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 30,139,396, 26,022,307 and 25,885,863 respectively	296	255	253
Warrant	946	946	946
Additional paid in capital	394,933	247,811	242,990
Retained earnings	150,037	135,490	96,393
Accumulated other comprehensive income (loss)	2,647	1,512	(3,319)
Total Shareholders' Equity	620,759	442,614	393,863
Total Liabilities and Shareholders' Equity	$ 5,247,880	$ 4,169,181	$ 3,771,503

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)
	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
Interest Income	2014	2013	2014	2013
Interest and fees on loans	$ 181,775	$ 148,801	$ 53,594	$ 39,322
Interest and dividends on investment securities	9,286	7,792	2,375	2,203
Interest on balances with other banks and short-term investments	496	689	117	125
Interest on federal funds sold	16	12	5	2
Total interest income	191,573	157,294	56,091	41,652
Interest Expense
Interest on deposits	9,638	10,614	2,713	2,492
Interest on customer repurchase agreements	143	254	36	57
Interest on short-term borrowings	31	--	31	--
Interest on long-term borrowings	3,283	1,636	1,495	389
Total interest expense	13,095	12,504	4,275	2,938
Net Interest Income	178,478	144,790	51,816	38,714
Provision for Credit Losses	10,879	9,602	3,700	2,508
Net Interest Income After Provision For Credit Losses	167,599	135,188	48,116	36,206

Noninterest Income
Service charges on deposits	4,906	4,607	1,268	1,256
Gain on sale of loans	6,886	14,578	2,200	1,223
Gain on sale of investment securities	22	19	12	(4)
Increase in the cash surrender value of bank owned life insurance	1,283	720	364	300
Other income	5,248	4,792	1,466	1,529
Total noninterest income	18,345	24,716	5,310	4,304
Noninterest Expense
Salaries and employee benefits	57,268	47,481	15,703	12,759
Premises and equipment expenses	13,317	11,923	3,747	2,974
Marketing and advertising	1,999	1,686	578	519
Data processing	6,163	5,903	1,571	1,447
Legal, accounting and professional fees	3,439	2,969	926	743
FDIC insurance	2,333	2,263	653	483
Merger expenses	4,699	--	3,239	--
Other expenses	10,510	12,354	2,935	2,599
Total noninterest expense	99,728	84,579	29,352	21,524
Income Before Income Tax Expense	86,216	75,325	24,074	18,986
Income Tax Expense	31,958	28,318	9,347	6,983
Net Income	54,258	47,007	14,727	12,003
Preferred Stock Dividends	614	566	180	141
Net Income Available to Common Shareholders	$ 53,644	$ 46,441	$ 14,547	$ 11,862

Earnings Per Common Share
Basic	$ 2.01	$ 1.81	$ 0.51	$ 0.46
Diluted	$ 1.95	$ 1.76	$ 0.49	$ 0.45

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2014			2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 202,182	$ 117	0.23%	$ 204,193	$ 125	0.24%
Loans held for sale (1)	39,387	381	3.87%	27,767	282	4.06%
Loans (1) (2)	3,993,020	53,213	5.29%	2,867,955	39,040	5.40%
Investment securities available for sale (2)	409,627	2,375	2.30%	380,689	2,203	2.29%
Federal funds sold	10,207	5	0.19%	4,942	2	0.16%
Total interest earning assets	4,654,423	56,091	4.78%	3,485,546	41,652	4.74%

Total noninterest earning assets	234,775			131,249
Less: allowance for credit losses	44,789			40,080
Total noninterest earning assets	189,986			91,169
TOTAL ASSETS	$ 4,844,409			$ 3,576,715

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 132,516	$ 43	0.13%	$ 104,466	$ 71	0.27%
Savings and money market	2,111,968	1,682	0.32%	1,621,712	1,471	0.36%
Time deposits	594,850	988	0.66%	448,838	950	0.84%
Total interest bearing deposits	2,839,334	2,713	0.38%	2,175,016	2,492	0.45%
Customer repurchase agreements	62,663	36	0.22%	87,084	57	0.26%
Other short-term borrowings	28,916	31	0.42%	25	--	--
Long-term borrowings	145,822	1,495	4.01%	39,300	389	3.86%
Total interest bearing liabilities	3,076,735	4,275	0.55%	2,301,425	2,938	0.51%

Noninterest bearing liabilities:
Noninterest bearing demand	1,186,566			863,933
Other liabilities	19,641			20,321
Total noninterest bearing liabilities	1,206,207			884,254

Shareholders' equity	561,467			391,036
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 4,844,409			$ 3,576,715

Net interest income		$ 51,816			$ 38,714
Net interest spread			4.23%			4.23%
Net interest margin			4.42%			4.40%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.1 million and $2.3 million for the year ended December 31, 2014 and 2013, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Twelve Months Ended December 31,
	2014			2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 207,530	$ 496	0.24%	$ 280,268	$ 689	0.25%
Loans held for sale (1)	33,541	1,337	3.99%	90,161	3,140	3.48%
Loans (1) (2)	3,361,696	180,438	5.37%	2,644,892	145,661	5.51%
Investment securities available for sale (2)	401,153	9,286	2.31%	348,274	7,792	2.24%
Federal funds sold	9,205	16	0.17%	6,871	12	0.17%
Total interest earning assets	4,013,125	191,573	4.77%	3,370,466	157,294	4.67%

Total noninterest earning assets	160,543			107,844
Less: allowance for credit losses	43,173			39,207
Total noninterest earning assets	117,370			68,637
TOTAL ASSETS	$ 4,130,495			$ 3,439,103

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 119,835	$ 178	0.15%	$ 103,763	$ 298	0.29%
Savings and money market	1,950,138	6,265	0.32%	1,516,699	5,765	0.38%
Time deposits	449,108	3,195	0.71%	481,576	4,551	0.95%
Total interest bearing deposits	2,519,081	9,638	0.38%	2,102,038	10,614	0.50%
Customer repurchase agreements	63,490	143	0.23%	94,566	254	0.27%
Other short-term borrowings	7,288	31	0.42%	30	--	--
Long-term borrowings	77,081	3,283	4.20%	39,300	1,636	4.11%
Total interest bearing liabilities	2,666,940	13,095	0.49%	2,235,934	12,504	0.56%

Noninterest bearing liabilities:
Noninterest bearing demand	994,007			811,757
Other liabilities	12,925			16,709
Total noninterest bearing liabilities	1,006,932			828,466

Shareholders' equity	456,623			374,703
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 4,130,495			$ 3,439,103

Net interest income		$ 178,478			$ 144,790
Net interest spread			4.28%			4.11%
Net interest margin			4.44%			4.30%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $11.5 million and $7.9 million for the year ended December 31, 2014 and 2013, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2014	2014	2014	2014	2013	2013	2013	2013
Total interest income	$ 56,091	$ 47,886	$ 44,759	$ 42,837	$ 41,652	$ 39,724	$ 37,985	$ 37,933
Total interest expense	4,275	3,251	2,739	2,830	2,938	3,021	3,121	3,424
Net interest income	51,816	44,635	42,020	40,007	38,714	36,703	34,864	34,509
Provision for credit losses	3,700	2,111	3,134	1,934	2,508	1,372	2,357	3,365
Net interest income after provision for credit losses	48,116	42,524	38,886	38,073	36,206	35,331	32,507	31,144
Noninterest income (before investment gains/losses & extinguishment of debt)	5,298	4,761	3,809	4,455	4,308	5,236	7,065	8,088
Gain/(loss) on sale of investment securities	12	--	2	8	(4)	--	--	23
Total noninterest income	5,310	4,761	3,811	4,463	4,304	5,236	7,065	8,111
Salaries and employee benefits	15,703	14,942	13,015	13,608	12,759	12,187	11,335	11,200
Premises and equipment	3,747	3,374	3,107	3,089	2,974	3,222	2,927	2,800
Marketing and advertising	578	544	415	462	519	426	394	347
Merger expenses	3,239	885	576	--	--	--	--	--
Other expenses	6,085	5,398	5,022	5,939	5,272	5,838	6,029	6,350
Total noninterest expense	29,352	25,143	22,135	23,098	21,524	21,673	20,685	20,697
Income before income tax expense	24,074	22,142	20,562	19,438	18,986	18,894	18,887	18,558
Income tax expense	9,347	8,054	7,618	6,939	6,983	7,137	7,212	6,986
Net income	14,727	14,088	12,944	12,499	12,003	11,757	11,675	11,572
Preferred stock dividends	180	151	142	141	141	142	142	141
Net income available to common shareholders	$ 14,547	$ 13,937	$ 12,802	$ 12,358	$ 11,862	$ 11,615	$ 11,533	$ 11,431

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.51	$ 0.54	$ 0.49	$ 0.48	$ 0.46	$ 0.45	$ 0.45	$ 0.45
Earnings per weighted average common share, diluted	$ 0.49	$ 0.52	$ 0.48	$ 0.47	$ 0.45	$ 0.44	$ 0.44	$ 0.44
Weighted average common shares outstanding, basic	28,777,778	26,023,670	25,981,638	25,927,888	25,835,054	25,784,287	25,742,185	25,518,523
Weighted average common shares outstanding, diluted	29,632,685	26,654,186	26,623,784	26,575,155	26,495,545	26,426,093	26,334,355	26,222,041
Actual shares outstanding	30,139,396	26,022,307	25,985,659	25,975,186	25,885,863	25,799,220	25,764,542	25,728,162
Book value per common share at period end	$ 18.21	$ 14.83	$ 14.25	$ 13.62	$ 13.03	$ 12.62	$ 12.14	$ 11.86
Tangible book value per common share at period end (2)	$ 14.56	$ 14.71	$ 14.12	$ 13.49	$ 12.89	$ 12.48	$ 12.00	$ 11.72

Performance Ratios (annualized):
Return on average assets	1.21%	1.37%	1.35%	1.36%	1.33%	1.35%	1.41%	1.39%
Return on average common equity	11.68%	14.52%	14.09%	14.38%	14.07%	14.37%	14.75%	15.29%
Net interest margin	4.42%	4.45%	4.48%	4.45%	4.40%	4.31%	4.27%	4.20%
Efficiency ratio (3)	51.38%	50.90%	48.30%	51.94%	50.03%	51.68%	49.33%	48.56%

Other Ratios:
Allowance for credit losses to total loans (4)	1.07%	1.31%	1.33%	1.37%	1.39%	1.42%	1.47%	1.52%
Nonperforming loans to total loans (4)	0.52%	0.86%	0.69%	1.19%	0.84%	0.98%	0.87%	1.11%
Allowance for credit losses to total nonperforming loans	205.30%	152.25%	193.50%	115.67%	165.66%	144.08%	168.63%	137.80%
Nonperforming assets to total assets	0.68%	0.92%	0.80%	1.19%	0.90%	1.11%	1.05%	1.12%
Net charge-offs (annualized) to average loans (4)	0.26%	0.09%	0.20%	0.11%	0.18%	0.20%	0.24%	0.33%
Tier 1 leverage ratio	10.69%	10.70%	10.89%	10.83%	10.93%	10.89%	10.81%	10.39%
Tier 1 risk based capital ratio	10.39%	11.26%	11.29%	11.57%	11.53%	11.61%	11.12%	11.08%
Total risk based capital ratio	12.97%	14.48%	12.71%	13.04%	13.01%	13.12%	12.53%	12.50%

Average Balances (in thousands):
Total assets	$ 4,844,409	$ 4,070,914	$ 3,853,441	$ 3,740,225	$ 3,576,715	$ 3,467,193	$ 3,331,677	$ 3,378,362
Total earning assets	$ 4,654,423	$ 3,977,859	$ 3,760,720	$ 3,647,305	$ 3,485,546	$ 3,383,547	$ 3,279,034	$ 3,331,930
Total loans held for sale	$ 39,387	$ 45,069	$ 22,848	$ 26,592	$ 27,767	$ 63,579	$ 91,781	$ 179,476
Total loans	$ 3,993,020	$ 3,317,731	$ 3,141,976	$ 2,981,917	$ 2,867,955	$ 2,668,429	$ 2,557,811	$ 2,480,862
Total deposits	$ 4,025,900	$ 3,470,231	$ 3,328,380	$ 3,217,916	$ 3,038,949	$ 2,939,705	$ 2,810,033	$ 2,864,305
Total borrowings	$ 237,401	$ 152,249	$ 98,105	$ 102,146	$ 126,409	$ 136,590	$ 137,337	$ 135,315
Total stockholders' equity	$ 561,467	$ 437,370	$ 421,029	$ 405,121	$ 391,036	$ 377,246	$ 370,302	$ 359,859

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend distributed on June 14, 2013.
(2) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common shareholders' equity by common shares outstanding. We believe that this information is important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.
(3) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Excludes loans held for sale.
CONTACT: EAGLE BANCORP, INC.
         Michael T. Flynn
         301.986.1800